PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Acquires Portfolio of Merchant Processing & Provides FireOne Update

-- Portfolio represents $1.5 billion in annual processing volume --

-- Q2 2005 underlying earnings guidance increased to $7.05 million due to acquisition --

Montreal, Quebec, May 9, 2005 – Optimal Payments Corp., a wholly-owned subsidiary of Optimal Group Inc. (NASDAQ:OPMR), today announced the acquisition, from United Bank Card, Inc (“UBC”) of a portfolio of merchant processing for cash consideration of $44 million. Optimal Group also provided an update regarding the proposed flotation of FireOne Group plc (“FireOne”). All references are to U.S. dollars.

Acquisiton of Portfolio

UBC is a New Jersey-based payment and transaction processor that serves primarily card-present merchants nationwide. The acquired portfolio represents approximately 15,500 merchant locations that generate in excess of $1.5 billion in annual credit and debit card processing volume. Optimal anticipates that this acquisition will contribute in excess of $9.8 million in annual underlying earnings from continuing operations before income taxes. As a result of this acquisition Optimal Group now anticipates underlying earnings from continuing operations before income taxes for the second quarter ending June 30, 2005 to be approximately $7.05 million. Optimal’s previous guidance for underlying earnings from continuing operations before income taxes for the second quarter was $5.4 million.

“This transaction continues Optimal’s announced strategy of growing its traditional, card-based processing business by acquisition while, at the same time, building on our sales and agent network to drive organic growth. The acquisition of UBC portfolio provides Optimal Payments with greater scale in U.S.-based card-present payment processing” stated Mitch Garber, President and Chief Executive Officer of Optimal Payments. “As the volume associated with these merchants is processed through an existing Optimal bank acquiring relationship, we expect the acquisition to generate immediate leverage in our operating performance, while also being a seamless transition for the merchants,” concluded Mr. Garber.

Underlying earnings from continuing operations before income taxes is a non-GAAP (Generally Accepted Accounting Principles) financial measure that excludes amortization of intangibles, amortization of property and equipment, inventory write-downs, stock-based compensation, restructuring costs, foreign exchange, income taxes and discontinued operations. Optimal believes that underlying earnings from continuing operations before income taxes is useful to investors as a measure of Optimal's earnings because it is an important measure of the Company's growth and performance, and provides a meaningful reflection of underlying trends of its business.

FireOne Flotation Update

As previously announced, Optimal Group intends to sell a minority interest in its online gaming payments subsidiary, FireOne, through a flotation on the London Stock Exchange’s AIM Market. During the flotation process, presentations will be made to potential investors and, as a result, Optimal Group is providing further details regarding FireOne and its business.

To date, the online gaming payments activities have been carried on by a subsidiary of Optimal Payments Inc. and going forward, will be carried on by FireOne and its subsidiaries. For purposes of the intended transaction, the historical financial results of the online gaming acitivities have been segmented from Optimal Payments. The stand-alone financial results of the online gaming payments activities, including the recently completed first quarter ended March 31, 2005 as well as a proforma balance sheet as if the flotation had occurred on December 31, 2004, are included in Annex A.

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments and FireOne Group, we provide technology and services that businesses require to accept credit card, electronic check and direct debit payments. Optimal Payments processes credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, as well as processing checks and direct debits online and by phone. FireOne Group and its subsidiaries will process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay (www.firepay.com), a leading stored-value, electronic wallet. FirePay is used for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts. For more information about Optimal, please visit the company's website at www.optimalgrp.com.

David Schwartz

Vice-President, Investor Relations

Optimal Group Inc.

(514) 380-2730

david@optimalgrp.com

The securities of FireOne Group plc will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of that Act. No offer or invitation to acquire shares in FireOne Group plc or Optimal Group Inc. is being made by or in connection with this release. Any such offer will be made solely by means of an admission document to be published in accordance with the AIM rules of the London Stock Exchange plc in due course and any acquisition of shares should be made solely on the basis of the information contained in such prospectus and any supplements thereto. The value of shares can go down as well as up. Persons needing advice should consult a professional adviser.

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; our per incident hardware maintenance and repair outsourcing services revenues are variable; we operate in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; we rely on single suppliers for some of our inventory; we may not be able to accurately predict our inventory requirements; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers’ equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; our payments business is at risk of loss due to fraud and disputes; our payments business may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment system might be used for illegal or improper purposes; we must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments business; we may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the internet could negatively impact our business systems or our reputation; the legal status of internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments business; we rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments business; we operate in a competitive market for our products and services; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments business relies upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments business to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our business is subject to fluctuations in general business conditions; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", “Legal Proceedings” and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

All information in this release is as of May 9, 2005. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Annex A

Statements of Operations
(Unaudited)

(in $000s)				Period
				1 April to	Three Month Periods ended

	Years ended 31 March			31 December	31 March	31 December	31 March

	2002	2003	2004	2004	2004	2004	2005

Revenues	47,380	24,597	34,053	32,769	10,188	12,605	14,948

Transaction processing costs	26,072	16,602	16,730	13,320	4,525	4,922	6,265

Selling, general and administrative expenses	13,948	7,580	8,825	7,834	2,747	4,039	2,694

Amortization	47	47	47	47	12	16	16

Earnings before investment income and income taxes	7,313	368	8,451	11,568	2,904	3,628	5,973

Investment income	1,303	69	183	243	64	117	65

Earnings before income taxes	8,616	437	8,634	11,811	2,968	3,745	6,038

Income tax provision	4,543	192	3,066	4,611	1,084	1,788	2,113

Earnings for the period	4,073	245	5,568	7,200	1,884	1,957	3,925

Statements of Cash Flows
(Unaudited)

(in $000s)				Period

				1 April to
	Years ended 31 March			31 December

	2002	2003	2004	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Earnings for the period	4,073	245	5,568	7,200
Amortization	47	47	47	47
Deferred revenue	43	43	(1)	(24)
(Increase) decrease in settlement assets	9,040	3,365	(6,763)	249
(Increase) decrease in bank balances
held as reserves	(13,045)	20,477	(119)	1,918
(Increase) decrease in accounts receivable	(869)	1,022	439	(62)
(Increase) decrease in other receivable	(2,495)	(99)	81	1,314
(Decrease) increase in accounts payable, customer reserves and security deposits	(3,153)	(4,662)	19,741	7,482

	(6,359)	20,438	18,993	18,124

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds on sale of equipment	-	-	16	-
Purchase of equipment	(2)	(17)	-	(17)

	(2)	(17)	16	(17)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of finance lease liabilities	(37)	(37)	(37)	(37)

	(37)	(37)	(37)	(37)

Net increase (decrease) in cash	(6,398)	20,384	18,972	18,070

Cash at beginning of period	21,568	15,170	35,554	54,526

Cash at end of period	15,170	35,554	54,526	72,596

Balance Sheet

(Unaudited)					Pro forma

(in $000s)					Net assets

	As at 31 March			31 December	31 December

	2002	2003	2004	2004	2004

ASSETS
Non-current assets
Equipment	155	162	136	143	143
Goodwill and other intangible assets	-	-	-	-	108,916
Other receivable	2,495	2,594	2,513	1,199	-

	2,650	2,756	2,649	1,342	109,059

Current assets
Trade and other receivables	1,480	458	19	81	81
Settlement assets	10,247	6,882	13,645	13,396	13,396
Cash at bank held as reserves	36,645	16,168	16,287	14,369	14,369
Cash at bank	15,170	35,554	54,526	72,596	47,708

	63,542	59,062	84,477	100,442	75,554

Total assets	66,192	61,818	87,126	101,784	184,613

PARENT COMPANY NET
INVESTMENT AND LIABILITIES
Parent company net investment	19,158	19,403	24,971	32,171	115,000
Non current liabilities
Deferred revenue	119	149	136	107	107
Obligations under finance leases	73	73	73	73	73

	192	222	209	180	180
Current liabilities
Trade and other liabilities	2,817	2,093	3,179	3,853	3,853
Customer reserves and security deposits	43,948	40,010	58,665	65,473	65,473
Deferred revenue	40	53	65	70	70
Obligations under finance leases	37	37	37	37	37

	46,842	42,193	61,946	69,433	69,433

Total liabilities	47,034	42,415	62,155	69,613	69,613

Total parent company net investment and liabilities	66,192	61,818	87,126	101,784	184,613